EXHIBIT 10.1

CONAGRA FOODS, INC.

AMENDED AND RESTATED

NONQUALIFIED CRISP PLAN

(January 1, 2008 Restatement)

1. Purpose. The Company has previously adopted the ConAgra Retirement Income Savings Plan (“Qualified CRISP”). The Qualified CRISP is qualified under Code § 401(a). Regardless of a qualified plan’s benefit formula, the Code imposes restrictions upon the benefits that may be provided under plans qualified under Code § 401(a), such as limitations under Code §§ 401(a)(17), 401(k), 402(g) and 415 (“Code Restrictions”). These Code Restrictions limit the amount of retirement benefits that may be provided to certain Company executives under the Qualified CRISP. This Plan is created for the sole purpose and is intended to make up the employer-provided benefits not available under the Qualified CRISP benefit formula because of the Code Restrictions.

This plan is intended to be an unfunded and unsecured plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The plan is further intended to be construed and administered in conformance with the applicable requirements of ERISA, and the requirements to avoid a violation of Code § 409A or the guidance issued by the Department of the Treasury and Internal Revenue Service with respect to Code § 409A. This plan document shall be administered and construed in a manner consistent with said intent and according to the laws of the State of Nebraska to the extent that such laws are not preempted by the laws of the United States of America.

2. Definitions. The following definitions shall apply to the Plan:

2.1 “Account” means the bookkeeping account and any subaccounts to which amounts pursuant to Section 4, and earnings and losses thereon, are credited.

2.2 “Board” means the Company’s Board of Directors.

2.3 “Change of Control Event” means either of the following:

(a) Individuals who constitute the Board (the “Incumbent Board”) cease for any reason during any 12-month period to constitute at least fifty percent (50%) of the members of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(b) Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own fifty percent (50%) or more of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of its assets to a person (or more than one person acting as a group, as determined under Treasury Regulation section 1.409A-3(i)(5)(v)(B)) who is not related to the Company within the meaning of Treasury Regulation section 1.409A-3(i)(5)(vii)(B).

2.4 “Code” means the Internal Revenue Code of 1986, as amended.

2.5 “Committee” means the Company’s Employee Benefits Administrative Committee.

2.6 “Company” or “ConAgra” means ConAgra Foods, Inc., a Delaware corporation, or any successor corporation or other entity resulting from a merger or consolidated into or with the Company or a transfer or sale of substantially all of the assets of the Company.

2.7 “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, which entitles a Participant to receive income replacement benefits for a period of not less than three (3) months under the Company’s long-term disability plan.

2.8 “Employee” shall have the same meaning as set forth in the Qualified CRISP.

2.9 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.10 “HR Committee” means the HR Committee of the Board.

2.11 “Participant” means an Employee who has satisfied the eligibility requirements set forth in Section 3 of the Plan and who has not received his total benefits under the Plan.

2.12 “Participant’s Account” means an account established pursuant to Section 6 of the Plan.

2.13 “Plan” means the ConAgra Foods, Inc. Nonqualified CRISP Plan, set forth herein, as it may be amended from time to time.

2.14 “Plan Year” means the calendar year.

2.15 “Related Company” means: (i) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b) that includes the Company); and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the Company. For purposes of applying Code §§ 414(b) and (c), 25% is substituted for the 80% ownership level.

2.16 “Separation from Service” means the date that the Participant separates from service within the meaning of Code Section 409A. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Company, determined in accordance with the following:

(a) Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for such six (6)-month period.

(b) Dual Status. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a separation from service. However, if a Participant provides services to the Company as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with this Plan pursuant to Treasury Regulation section 1.409A-1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an employee for purposes of this Plan.

(c) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor, except as provided in section 2.16(b) would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in section 2.16(b) over the immediately preceding thirty-six (36)-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than thirty-six (36) months). For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated emp!oyment as described above, for purposes of this paragraph (c) the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (c) (including for purposes of determining the applicable thirty-six (36)-month (or shorter) period).

(d) Service with Related Companies. For purposes of determining whether a separation from service has occurred under the above provisions, the “Company” shall include the Company and all Related Companies.

2.17 A “Specified Employee” is a key employee, as defined under Code Section 416(i), without regard to paragraph (5) thereof (and any successor or comparable Code sections).

2.18 “Valuation Date” means the last business day of each Plan Year, and such other dates as the Committee, in its discretion, designates as Valuation Dates.

3. Eligibility and Participation. Each Employee who meets the following requirements shall participate in the Plan:

(a)	The Employee’s benefits under the Qualified CRISP are limited by the Code Restrictions;

(b)	The Employee is among a select group of management or highly compensated Employees; and

(c)	The HR Committee has selected the Employee to participate in the Plan.

The Employee shall become a Participant in the Plan as of the first day the Employee has met each of the above three (3) requirements, or such other date as selected by the HR Committee. Each Participant shall continue to participate in the Plan until all the benefits payable to the Participant under the Plan have been paid.

4. Credits. The Company shall credit each Participant’s Account on the last day of each Plan Year in an amount equal to the excess of (a) over (b), where:

(a)	equals three percent (3%) of the Participant’s “compensation” for the Plan Year. For this purpose, “compensation” shall have the meaning ascribed to such term in the Qualified CRISP (ignoring the Code Restrictions on compensation), and

(b)	equals the employer matching contribution that would have been made to the Qualified CRISP for the Participant if the Participant had made the maximum employee contribution allowed under the Qualified CRISP.

Notwithstanding anything to the contrary, a Participant shall not be eligible for additional credits for any Plan Year in which he does not meet all the requirements described in Section 3.

5. Participants’ Accounts. A separate account shall be established for each Participant in the Plan (“Participant’s Account”). Each Participant’s Account shall be credited with earnings and losses based on the investments selected by the Committee in which the Participant’s Account is deemed to be invested. Each Participant’s Account shall be valued as of each Valuation Date. A Participant’s Account shall not be forfeitable for any reason.

6. Time and Form of Payment.

(a) Time of Payment. This Section 6(a) shall apply, except to the extent Sections 7(d), or another subsection of this Section 6 is applicable. The normal date on which payment of a Participant’s Account shall be made or commence is the January that next follows the Participant’s Separation from Service.

The Committee shall determine the payment date within the parameters required by this Plan. A payment that is made during the Participant’s taxable year that includes the January payment is due shall be treated as having been made during such January.

(b) Normal Form of Payment. This Section 4.1(b) shall apply, except to the extent another subsection of this Section 4.1 or Section 4.3 is applicable. The normal form of payment of a Participant’s Account shall be paid, at his or her election, in a single lump sum payment (the default form of payment) equal to the value of Participant’s Account as of the most recent Valuation Date that precedes the payment date. However, a Participant may elect, pursuant to Section 7, that payment shall be made in installments over a period elected by the Participant that is not less than one (1) nor more than ten (10) years. Such election to receive installments will be effective only if the Participant is at least age fifty (50) and has an Account balance of at least one hundred thousand dollars ($100,000.00), in both cases as of the Separation from Service. Each installment payment shall equal the quotient of the value of the Participant’s Account as of the most recent Valuation Date that precedes the date the installment is to be paid, divided by the sum of one plus the number of installments to be paid after the current installment. Any installments shall be paid annually during January of each year an installment is due.

(c) Death. Upon the death of the Participant before distribution of the Participant’s entire Account (whether employed or not at the time of death), the Participant’s Account shall be paid to the Participant’s Beneficiary as soon as reasonably practical following the Participant’s death, but not later than the 90th day following the Participant’s death in a single lump sum equal to the value of the Participant’s Account as of the most recent Valuation Date preceding the payment.

(d) Disability. If a Participant becomes Disabled prior to the time payment is to be made or commenced pursuant to Section 6(a), the Participant’s Account shall be paid in the same manner as in Section 6(b), except that the age requirement for installment distributions shall not apply, commencing as soon as reasonably practical following the determination of Disability, but not later than the 90th day following such determination. Each installment payment shall equal the quotient of the value of the Participant’s Account as of the most recent Valuation Date that precedes the date the installment is to be paid, divided by the sum of one plus the number of installments to be paid after the current installment.

(e) Change of Control Event. Each Participant may elect, within the time period specified by Section 7(a) or (c), that such Participant’s Account shall be paid in a single lump sum either as soon as reasonably practical following the occurrence of a Change of Control Event, but not later than the 90th day following the occurrence of a Change in Control Event, or eighteen (18) months following the occurrence of a Change in Control Event. Such payment shall equal the value of the Participant’s Account as of the most recent Valuation Date preceding the payment. If an election is not made under this Section 6(e), then payment shall be made in accordance with the other Plan provisions.

(f) Distributions to Specified Employees. Notwithstanding any provision of the Plan to the contrary, if a Participant is a “Specified Employee”, no portion of his or her Account shall be distributed on account of a Separation from Service before the earlier of (a) the date which is six (6) months after the date of Separation from Service, or (b) the date of death of the Participant. Amounts that would have been paid during the delay will be adjusted for earnings and losses and paid on the first business day following the end of the six month delay.

7. Elections Regarding Time and Form of Payment. A Participant’s elections regarding the time and form of payment of his or her Account shall be made in accordance with the provisions of this Section 7.

(a) Initial Elections. Except as otherwise provided in this Plan, the Participant’s election of the time and form of payment, pursuant to Sections 6(a), (b) and (e), must be received by the Committee no later than before the later of the Participant’s first day of employment by the Company or a Related Company, or the beginning of the taxable year of the Participant during which the Participant first performs service that gives rise to compensation that is to be deferred pursuant to this Plan. If a time and form of payment election is not timely received by the Committee, payment shall be made as if no election has been made. An initial election of time and form of payment shall become irrevocable as of the deadline for making such election, except as set forth in Section 7(b) and (c).

(b) Change in Elections. A Participant may elect to change the timing or form of distribution after the later of December 31, 2007, or the deadline for making an initial election only in accordance with this Section 7(b). Any election under this Section 7(b) must comply with Code Section 409A and the guidance issued by the Department of the Treasury with respect to the application of Code Section 409A. Except as permitted by Sections 7(c) and 7(d), a Participant may not elect to accelerate the date payment is to be made or commenced. Except as permitted by Section 7(d), a Participant may elect to delay the time payment is to be made or commenced and may change the form of payment from lump sum to installments, or vice versa, only if the following conditions are met:

(i) the election is received by the Committee not less than twelve (12) months before the date payment would have otherwise been made or commenced without regard to this election;

(ii) the election shall not take effect until at least twelve (12) months after the date on which the election is received by the Committee; and

(iii) except in the case of elections relating to payment on account of death or Disability, payment pursuant to the election shall not be made or commenced sooner than five (5) years from the date payment would have otherwise been made or commenced without regard to this election.

(c) Special Transition Rule. This paragraph is effective September 1, 2007. Notwithstanding any provision in the Plan to the contrary, pursuant to IRS Notice 2005-1, IRS Notice 2006-79, and Section 1.409A-2(b)(2)(iv) of the Treasury Regulations under Code Section 409A, new payment elections shall be permitted under the Plan without violating the subsequent deferral and anti-acceleration rules of Code Section 409A. Accordingly, each Participant may elect to change the time or form of payment, if such election is received by the Committee on or before December 31, 2007 and such election complies with Section 7(a) (other than the deadline under Section 7(a) for making elections). With respect to an election made on or after January 1, 2007, and on or before December 31, 2007, to change the time of payment, the election may apply only to amounts that otherwise would not be payable in 2007 and may not cause an amount to be paid in 2007 that otherwise would not be payable in 2007.

(d) Unforeseeable Emergency. A Participant may request that the Committee accelerate payment due to the occurrence of an “unforeseeable emergency” as defined by, and to the extent permitted by, Treasury Regulation 1.409A-3(i)(3).

8. Plan Administrator. The operation of the Plan shall be under the exclusive supervision of the Committee. It shall be a principal duty of the Committee to see that the Plan is carried out in accordance with its terms, and for the exclusive benefit of persons entitled to participate in the Plan without discrimination. The Committee shall have full and exclusive power to administer and interpret the Plan in all of its details; subject, however, to the requirements of ERISA and all pertinent provisions of the Code. For this purpose, the Committee’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

(a) to make and enforce such rules and regulations as the Committee deems necessary or proper for the efficient administration of the Plan;

(b) to interpret the Plan, the Committee’s interpretations thereof in good faith to be final, conclusive and binding on all persons claiming benefits under the Plan;

(c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan and to receive benefits provided under the Plan;

(d) to approve and authorize the payment of benefits;

(e) to appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Plan; and

(f) to allocate and delegate the Committee’s fiduciary responsibilities under the Plan and to designate other person to carry out any of the Committee’s fiduciary responsibilities under the Plan, any such allocation, delegation or designation to be in accordance with Section 405 of ERISA.

No Committee member shall be involved in a decision that only affects that member’s benefit under the Plan, if any. The Committee may delegate any of its powers to any number of other persons.

9. Claims. It is the intent of the Company that benefits payable under the Plan shall be payable without the Participant having to complete or submit any claim forms. However, a Participant who believes he or she is entitled to a payment under the Plan may submit a claim for payments in writing to the Company. A claim for benefits under the Plan shall be made in writing by the Participant, or, if applicable the Participant’s executor or administrator or authorized representative (collectively, the “Claimant”) to the Committee.

(a) Claim Denials; Claim Appeals. If a claim for benefits under the Plan is denied, the Claimant shall be notified, in writing, within sixty (60) days (forty-five (45) days in the case of a claim due to Participant’s Disability) after the claim is filed. The notice shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason(s) for the denial; (ii) specific references to the pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and (iv) an explanation of the Plan’s appeal procedure.

Within sixty (60) days (or within one hundred eighty (180) days in the case of a claim due to Participant’s Disability) after receipt of the above material, the Claimant shall have a reasonable opportunity to appeal the claim denial to the Committee for a full and fair review. The Claimant may: (i) request a review upon written notice to the Committee; (ii) review pertinent documents; and (iii) submit issues and comments in writing.

A decision by the Committee shall be made not later than sixty (60) days (or within forty-five (45) days in the case of a claim due to Participant’s Disability) after receipt of a request for review, unless special circumstances require an extension of time for processing, in which event a decision should be rendered as soon as possible, but in no event later than one hundred twenty (120) days (or within ninety (90) days in the case of a claim due to Participant’s Disability) after such receipt. The decision of the Committee shall be written and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, with specific references to the pertinent Plan provision on which the decision is based.

(b) Claims Limitations and Exhaustion. No claim shall be considered under these procedures unless it is filed with the Committee within one (1) year after the claimant knew (or reasonably should have known) of the principal facts on which the claims is based. Every untimely claim shall be denied by the Committee without regard to the merits of the claim. No legal action (whether arising under ERISA Section 502 or ERISA Section 510 or under any other statute or non-statutory law) may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the earlier of: (i) two (2) years after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based, or (ii) ninety (90) days after the claimant has exhausted the procedures outlined in Section 9(a). Knowledge of all facts that a Participant knew (or reasonably should have known) shall be imputed to each claimant who is or claims to be a beneficiary of the Participant (or otherwise claims to derive an entitlement by reference to a Participant) for the purpose of applying the one (1) year and two (2) year periods. The exhaustion of the procedures outlined in Section 9(a) is mandatory for resolving every claim and dispute arising under this Plan. No claimant shall be permitted to commence any legal action relating to any such claim or dispute unless a timely claim has been filed under the procedures outline in Section 9(a) and those procedures have been exhausted and any legal action all explicit and implicit determinations by the Committee shall be afforded the maximum deference permitted by law.

10. Amendment and Termination. The HR Committee reserves the right to amend or terminate the Plan at its sole and absolute discretion, except as provided below following the occurrence of a Change of Control Event. Any such amendment or termination shall be made pursuant to a resolution of the HR Committee and shall be effective as of the date of such resolution unless the resolution specifies a different effective date.

11. Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly reduce the balance of any Account held hereunder as of the later of the adoption or effective date of such amendment or termination. Upon termination of the Plan, distribution of amounts credited to the Account shall be made to the Participant or his or her Beneficiary in the manner and at the time described in Article V of the Plan. The Participant’s Account will continue to share in earnings and losses until complete distribution of the Account.

12. Beneficiary Designation. The beneficiary under the Plan shall be the applicable beneficiary under the Qualified CRISP.

13. Section 409A Compliance. The Plan was amended and restated as of January 1, 2005 for purposes of complying with the provisions of Code Section 409A and is amended and restated as of January 1, 2007 for purposes of complying with the provisions of Code Section 409A and the final regulations promulgated thereunder. The Plan shall be interpreted to comply with Code Section 409A and not to cause income inclusion of a Participant’s Account (and any related penalty and interest) until such amount or amounts are actually distributed to such Participant. By participating in this Plan, each Participant automatically releases the Company, its employees, the Board and each member of the Board from any liability due to any failure to follow the requirements of Code Section 409A or any guidance or regulations thereunder, unless such failure was the result of an action or failure to act that was undertaken by the Company in bad faith.

14. Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings, other than by will or the laws of descent.

15. Tax Withholding. The Company may determine, withhold and report the amount of any foreign, federal, state, or local taxes as the Company determines may be required to cover any taxes for which the Company may be liable with respect to any payment under this Plan. The Company shall have the authority, duty and power to reduce any benefit payable pursuant to the Plan by the amount of any foreign, federal, state or local taxes required by law to be withheld by the Company under applicable law with respect to such payment of benefits, and if required by law, the Participant’s share of Federal Insurance Contributions Act taxes, and any other employment taxes. The Company may in accordance with and to the extent it is able under the laws of the jurisdiction with respect to which a tax is owed, deduct the relevant amount from other earnings payable to the Participant or beneficiary. The Company shall be entitled to withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company), including all payments under this Plan, or make other arrangements for the collection of all legally required amounts necessary to satisfy any and all foreign, federal, state, or local, tax withholding and employment-related tax requirements.

16. Funding. Notwithstanding any other provisions of the Plan, this Plan shall be unfunded and the Participants in this Plan shall be no more than general, unsecured creditors of the Employer with regard to benefits payable pursuant to this Plan.

17. No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

18. No Enlargement of Employee Rights. No Participant shall have any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Employer.

19. Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Company to be incapable of personally receiving or giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment of the account of such person and a complete discharge of any liability of the Company and the Plan therefore.

20. Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidated only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate and the termination provision of Section 10 shall apply.

21. Governing Law. The Plan shall be construed and administered under the laws of the State of Nebraska to the extent federal law is not applicable.

22. Offsets. When any payment becomes due hereunder, the Company, without notice, demand, or any other action, may withhold payment and use the funds to offset any amounts owed by the Participant to the Company or any of its affiliates.

23. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.

24. Effective Date. The Plan was adopted effective January 1, 1988. This restatement is effective January 1, 2008, except as otherwise provided herein.